Exhibit 99.1

Biostage Conducts Reduction In Force, Evaluating Strategic Alternatives

- Emphasizes Robustness of its Technology Despite Financial Uncertainty -

- Responds to Termination Letter from First Pecos, LLC -

Holliston, MA, October 12, 2017 – Biostage, Inc. (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, announced today that, due to the recent breach and failure to fund by First Pecos, LLC (“First Pecos”) of the Securities Purchase Agreement between First Pecos and the Company (the “Agreement”), the Company has conducted a reduction in headcount of 17 of its employees, which represented 71% of its employee base. The reduction and other cost cutting measures were made to slow the Company’s cash burn rate while the Company explores strategic alternatives with its advisors. The Company estimates that it will incur charges for one-time termination benefits in connection with the headcount reduction of approximately $153,000 for employee severance, benefits and related costs, all of which are expected to be paid during the fourth quarter of 2017.

Jim McGorry, the Company’s CEO, commented, “The recently announced failure to fund by First Pecos of a binding financing agreement leaves the Company in a weakened financial position. After months of good faith negotiations by Biostage, we sincerely believed we had a solid path forward for our technology and shareholders. We believe the fact pattern of constant funding delays and increasing demands demonstrates First Pecos had a different agenda. We are facing the realities of the situation and moving quickly to address our cash burn rate to extend our operational runway. Unfortunately, we needed to reduce our headcount substantially as part of this effort. However, we are moving forward with a core group of scientists and engineers that understand and developed our technology. Our charge is to preserve and consolidate our Cellframe™ technology and data as we evaluate our strategic and financial alternatives.”

The Company also disclosed that on October 10, 2017, First Pecos delivered a notice to the Company stating that, as a result of alleged breaches by the Company of its obligations pursuant to the Share Purchase Agreement, First Pecos has terminated the Agreement and demanded that the Company pay a $500,000 termination fee pursuant to the terms of the Agreement.

The Company has responded to First Pecos’s notice. The Company believes that it was not in breach of the Agreement at any time, and that First Pecos’s notice was unjustified and without any legal merit or factual basis. Accordingly, the Company believes that First Pecos is not entitled to terminate the Agreement, and is not entitled to any termination fee thereunder, as the failure to consummate the Agreement’s private placement resulted from First Pecos’s breach of the Agreement. The Company is reviewing all of its rights and remedies against First Pecos.

Mr. McGorry continued, “Importantly, our technology is more advanced now than ever, and our preclinical data continues to show consistent, positive results. What has not changed is the tremendous unmet medical need for kids suffering with pediatric esophageal atresia and the hope that our technology can dramatically improve their care and condition. Dr. La Francesca’s recent resignation from Biostage was not due to any change in our data. Our distinguished Scientific Advisory Board members and collaborators remain engaged and excited about the technology’s growing value and clinical prospects. We are exploring our strategic alternatives, to possibly include a merger, capital infusion, sale, reorganization or some combination thereof.”

Mr. McGorry concluded, “As this dynamic situation continues to unfold, we will continue to act in the best interest of our shareholders and collaborators. There is no way around it; we are in a difficult situation. However, we are in the business of addressing life-threatening conditions and will continue to fight to keep our technology alive and get our data and know-how in the hands of clinicians, like Dr. Christine Finck, Chief, Division of Pediatric General and Thoracic Surgery at Connecticut Children’s, dedicated to improving the lives of kids with esophageal atresia.”

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company’s new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient’s own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Certain statements in this press release constitute forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized, including risks relating to the Company’s cash on hand, which is insufficient to meet its current financial obligations. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the potential quotation of the Company’s shares on the OTCQB Market, the availability and variability of strategic alternatives, development expectations and regulatory approval of any of the Company’s products, including those utilizing the Company’s Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing the Company’s Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for the Company’s products, changes to the listing standards, requirements, policies or procedures of the OTCQB Market, fluctuations in the Company’s general financial and operating results, changes in the Company’s liquidity and capital resources, fluctuations in the market price of the Company’s securities, changes in the capital markets; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this report. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7300